Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Wayne Mackie	Jim Buckley
Executive Vice President, CFO	Executive Vice President
CRA International	Sharon Merrill Associates, Inc.
617-425-3740	617-542-5300

CRA INTERNATIONAL REPORTS SECOND QUARTER FISCAL 2007

FINANCIAL RESULTS

BOSTON, Mass., June 7, 2007 — CRA International, Inc. (Nasdaq: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today reported financial results for its fiscal second quarter ended May 11, 2007.

Revenue for the second quarter of fiscal 2007 increased 5.1 percent to $88.3 million from $84.0 million for the second quarter of fiscal 2006.  Net income for the second quarter of fiscal 2007 was $6.7 million, or $0.53 per diluted share, including a net reduction in the second quarter’s tax provision of $1.4 million, or $0.11 per share, related to the conclusion of an advanced pricing agreement the Company entered into with the IRS offset by the effect of trapped losses in several non-U.S. locations.  This compares with net income of $6.7 million, or $0.55 per diluted share, in the comparable period of fiscal 2006.  Weighted average diluted shares outstanding used to calculate earnings per share in the second quarter of fiscal 2007 were 12.5 million, versus 12.2 million in the second quarter of fiscal 2006.

Revenue for the first two quarters of fiscal 2007 was $171.6 million, a 9.6 percent increase from $156.6 million in the same period a year earlier.  Net income for the first two quarters of fiscal 2007 was $13.7 million, a 10.7 percent increase from $12.4 million in the first two quarters of fiscal 2006.  Earnings per diluted share were $1.09 in the first two quarters of fiscal 2007, compared with $1.02 in the first two quarters of fiscal 2006.  Weighted average diluted shares outstanding used to calculate earnings per share in the first two quarters of fiscal 2007 were 12.6 million, versus 12.2 million in the first two quarters of fiscal 2006.

Comments on the Second Quarter

“Slower litigation-related business contributed to lower-than-anticipated revenue and earnings for the second quarter,” said James C. Burrows, CRA’s president and chief executive officer.  “The softness we experienced in several of our larger practices was primarily attributable to the conclusion of certain large engagements, as well as transitions to several new engagements that did not ramp up during the quarter as expected.  As a result, our utilization for the second quarter dropped to 75 percent.  The lower than expected revenues, and, to a lesser extent, higher-than-anticipated recruiting fees and other costs that represent investments in facilities and staff, resulted in a decline in profitability year-over-year.”

“Practice areas that were our top performers during the quarter included, Chemicals & Petroleum, Forensic Accounting and Computing, and Capital Projects,” said Burrows. “Within each of these practices our growth for the second quarter exceeded 45 percent year-over-year.  In addition, we continued to experience significant growth in Transfer Pricing as a result of our May 2006 acquisition of the Ballentine Barbera Group.”

“CRA’s international business posted another strong quarter, representing approximately 28 percent of total revenue,” Burrows said.  “Our international performance continues to be fueled by growth in the global economy, increased activity in the Middle East and the expansion of our London-based practice.”

Outlook and Financial Guidance

“We believe the fundamentals underlying our business remain steady, and we are continuing to win new engagements across numerous practice areas,” said Burrows.  “Given the results we have reported year-to-date, however, we are revising our fiscal 2007 financial guidance.  For the year, we now anticipate revenue growth in the 10 to 12 percent range, annual net income growth in the mid to high teens percent range, and EPS growth rate is now expected to be 12 to 18 percent over fiscal 2006.”

The Company’s fiscal 2007 EPS growth estimate assumes an average diluted share count of 12.5 million shares for the year and a stock price of $49.97, which was derived from the average of the past 10 trading days.  Deviations from this stock price will cause EPS to vary based on share dilution from CRA’s stock options and convertible bonds.

Conference Call/Webcast Information

CRA International will host a conference call this morning at 9:00 a.m. ET to discuss its second-quarter fiscal 2007 financial results.  To listen to a live webcast of the conference call, please visit the Investor Relations section of CRA’s website, www.crai.com.  CRA’s second-quarter fiscal 2007 conference call also can be heard live by dialing (913) 981-5543 or (800) 289-0572 prior to the start of the call.  A replay of the call also will be available on the Company’s website.

About CRA International

Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is a preferred consulting firm for complex assignments with pivotal and high-

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stakes outcomes.  The firm is distinguished by a unique combination of credentials: deep vertical experience in a variety of industries; broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has fifteen offices within the United States and nine offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning the future business, operating results, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock options, the impact of Financial Accounting Standards Board Statement No. 123R and total stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its recent acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, management of new offices, the potential loss of clients, dependence on growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

CRA’s consolidated statements of income and consolidated balance sheets are attached.

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CRA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Twelve Weeks Ended	Twelve Weeks Ended	Twenty-four Weeks Ended	Twenty-four Weeks Ended
	May 11,	May 12,	May 11,	May 12,
	2007	2006	2007	2006

Revenues	$88,315	$84,046	$171,637	$156,567
Costs of services	56,199	52,450	107,889	96,531
Gross profit	32,116	31,596	63,748	60,036

Selling, general and administrative	23,216	20,965	43,233	39,955
Income from operations	8,900	10,631	20,515	20,081

Interest and other income (expense), net	583	257	1,194	525
Income before provision for income taxes, minority interest, and equity method investment gain (loss)	9,483	10,888	21,709	20,606
Provision for income taxes	(2,606)	(4,246)	(7,660)	(8,357)
Income before minority interest and equity method investment gain (loss)	6,877	6,642	14,049	12,249
Minority interest	—	104	—	141
Equity method investment gain (loss), net of tax	(225)	—	(332)	—
Net income	$6,652	$6,746	$13,717	$12,390

Net income per share:
Basic	$0.58	$0.60	$1.19	$1.10
Diluted	$0.53	$0.55	$1.09	$1.02

Weighted average number of shares outstanding:
Basic	11,527	11,328	11,518	11,296
Diluted	12,547	12,237	12,570	12,177

CRA INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 11,	November 25,
	2007	2006
Assets
Cash and cash equivalents	$113,913	$131,570
Accounts receivable and unbilled, net	112,941	110,480
Other current assets	15,376	17,699
Total current assets	242,230	259,749

Property and equipment, net	24,308	25,055
Goodwill and intangible assets, net	151,861	149,539
Other assets	14,428	11,553
Total assets	$432,827	$445,896

Liabilities and shareholders’ equity
Current liabilities	$72,131	$99,726
Long-term liabilities	98,528	97,394
Total liabilities	170,659	197,120

Total shareholders’ equity	262,168	248,776
Total liabilities and shareholders’ equity	$432,827	$445,896